Exhibit 99.1

Tel-Instrument Electronics Reports Net Income of $908k for Third Quarter 2020

East Rutherford, NJ – February 13, 2020 – Tel-Instrument Electronics Corp. (“Tel”, or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $908k ($0.25 basic income per common share) on revenues of $4.7 million for the third quarter of fiscal year 2020 ending December 31, 2019.

Highlights include:

●	Revenues increased 19% from last year’s third quarter and have reached $16 million over the last 12 months.

●	Gross margins remained solid at 46.7% due to manufacturing efficiencies, tight cost controls, and product mix.

●	Quarterly operating expenses remained constant at $1.2 million despite increased revenues and profit-sharing accruals.

●	Operating income increased to $1 million for the current quarter as compared to 758k in the year ago quarter.

●	Net income for the quarter increased to a $908k, or $0.25 basic income per share and $0.18 per share fully-diluted.

●	Nine-month net income improved to $1.7 million, or $0.45 basic income per share and $0.35 per share fully-diluted.

●	Trailing 12-month EBITDA improved to $2.7 million.

●	Shareholders Equity improved to $1.6 million as compared to a negative $83k at the start of the fiscal year.

●	Bookings for the quarter were $3.0 million (excludes a $1.87 million order received in the first week of January 2020).

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “We are pleased to report strong operating results for the third quarter on revenues of $4.7 million. The increase in revenues has been driven by growing international sales, which accounted for over 50% of our revenues in the latest quarter. The Company continues to do an excellent job at managing operating expenses, which resulted in quarterly operating profits of just over $1 million. Net income for the quarter increased to $908k, or $0.18 per common share on a fully diluted basis. The Company has now recorded strong profitability for five consecutive fiscal quarters and we expect that this trend will continue for the remainder of the 2020 fiscal year and beyond. We are particularly pleased to have secured the $1.87 million T-47/M5 order from Muirhead Aerospace, our European distributor, for the U.K. military subsequent to the end of the third quarter. We expect the international Mode 5 test set business and orders for the F-35 program to remain strong for the next several years. We also continue to work with the U.S. Military and the major prime contractors on new programs, and we are in discussions with the U.S. military on an upgrade program that could generate revenues starting as early as the next fiscal year.

Our near-term goal is to capture the lion’s share of the Mode 5 test set market and continue strengthening our balance sheet and to set-aside sufficient cash to fully discharge the Aeroflex damage award in the event that we are unsuccessful with our pending legal appeal. We are well on our way to achieving this milestone with total liquid assets at December 31, 2019 increasing to $6.48 million ($3.67 million of cash and restricted cash plus $2.8 million of account receivables). Since the start of the current fiscal year, Tel’s net working capital position has improved from negative $152k to a positive $1.41 million. Shareholders Equity has also improved to $1.6 million as of the end of the latest fiscal quarter.

To meet the standards for the next generation of military applications, we are upgrading the design of our 4.5-pound SDR/OMNI hand-held test set to include a much faster processor with improved video graphics processing capability. This change will likely move the initial product introduction for the commercial avionics market into the middle of this calendar year, but we expect it will better position the Company for high dollar military contracts, which will be critical to our long-term growth in revenues and profitability. The goal of this new test set is to recapture market share in the commercial avionics test set business and expand into the much larger secure communications radio test market.

With respect to the Aeroflex litigation, the Company has appealed the $4.9 million judgement and has set aside $2 million in restricted cash to support an appeal bond. The appeal submissions are now complete. We continue to believe that the trial judge erred in his legal ruling on standing and other issues during the trial and that we have strong grounds for the award to be vacated or reduced.”

Conference Call Information

The Company will host an earnings conference call today, Thursday February 13, 2020 at 10:00 a.m. to discuss its third quarter results. To access the live webcast, log on to the Tel-Instrument Electronics website at www.telinstrument.com and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.

A replay of the teleconference will be available until March 13, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 59115.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600 John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200 jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2019	March 31, 2019
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,667,364	$585,856
Accounts receivable, net	2,812,739	2,196,099
Inventories, net	3,070,529	2,932,632
Restricted cash to support appeal bond	2,007,546	2,004,871
Prepaid expenses and other current assets	362,226	275,230
Total current assets	9,920,404	7,994,688

Equipment and leasehold improvements, net	262,708	236,370
Operating lease right-of-use assets	358,379	-
Deferred tax asset, net	63,500	63,500
Other long-term assets	35,109	35,109
Total assets	$10,640,100	$8,329,667

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Line of credit	$710,000	$800,000
Finance lease obligations – current portion	1,935	6,885
Operating lease liabilities – current portion	211,471	-
Accounts payable and accrued liabilities	1,328,443	1,493,793
Deferred revenues – current portion	200,014	97,122
Accrued legal damages	5,570,846	5,312,085
Warrant liability	-	43,500
Accrued payroll, vacation pay and payroll taxes	487,887	394,296
Total current liabilities	8,510,596	8,147,681

Operating lease liabilities – long-term	146,908	-
Deferred revenues – long-term	347,299	264,669
Total liabilities	9,004,803	8,412,350

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,455,998	3,275,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,067,367	1,007,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Paid-in capital in excess of par value, common stock	7,691,348	7,914,955
Accumulated deficit	(10,905,002)	(12,606,589)
Total stockholders’ equity (deficit)	1,635,297	(82,683)
Total liabilities and stockholders’ equity (deficit)	$10,640,100	$8,329,667

TEL-INSTRUMENT ELECTRONICS CORP.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net sales	$4,733,135	$3,975,736	$11,951,765	$8,012,891
Cost of sales	2,520,653	2,006,132	6,284,046	4,562,761

Gross margin	2,212,482	1,969,604	5,667,719	3,450,130

Operating expenses:
Selling, general and administrative	609,394	530,180	1,847,028	1,652,116
Litigation expenses	16,830	59,680	118,890	134,799
Engineering, research and development	580,517	622,082	1,631,359	1,642,785
Total operating expenses	1,206,741	1,211,942	3,597,277	3,429,700

Income from operations	1,005,741	757,662	2,070,442	20,430

Other income (expense):
Interest income	2,065	1,010	4,083	3,017
Change in fair value of common stock warrants	-	(23,000)	(73,000)	(23,000)
Interest expense - judgment	(84,715)	(72,003)	(255,821)	(215,226)
Interest expense	(15,514)	(24,216)	(44,117)	(83,251)
Total other expense	(98,164)	(118,209)	(368,855)	(318,460)

Income (loss) before income taxes	907,577	639,453	1,701,587	(298,030)

Income tax expense	-	-	-	-

Net income (loss)	907,577	639,453	1,701,587	(298,030)

Deemed dividend related to beneficial conversion feature of Series B Convertible Preferred Stock	-	(420,000)	-	(420,000)
Preferred stock dividends	(80,000)	(112,807)	(240,000)	(232,807)

Net income (loss) attributable to common shareholders	$827,577	$106,646	$1,461,587	$(950,837)

Basic income (loss) per common share	$0.25	$0.03	$0.45	$(0.29)
Diluted income (loss) per common share	$0.18	$0.03	$0.35	$(0.29)

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	4,975,665	3,255,887	4,824,652	3,255,887